SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 13, 2012

VIBE RECORDS, INC. NEVADA

(Exact Name of Registrant as Specified in Charter)

Nevada	000-51107	71-0928242
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

61 Watchogue Avenue
East Moriches, N.Y. 11940

(Address of Principal Executive Offices)

(516) 333-2400

 (Registrant's Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities.

On January 12, 2012, Timothy J. Olphie, our chief executive officer and president, exercised his right to receive 7,500 shares of our Series A Preferred Stock.  The preferred shares will be issued subject to a sixty-one day waiting period.  The preferred shares are being issued to Mr. Olphie as additional compensation.  The preferred shares are being valued at the current market price of the underlying common stock.    The preferred shares are convertible at the option of the holder at any time into thirty million shares of our common stock.  We are relying on Section 4(2) of the Securities Act for an exemption from registration under Section 6 of the Act in that we are issuing the shares directly to an executive officer without a public offering.

Part 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On January 11, 2012, our board of directors extended the termination of date of our existing employment agreement with Mr. Timothy Olphie, our chairman, chief executive officer and president to January 12, 2015.  Mr. Olphie’s salary remains unchanged at $125,000 per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Vibe Records, Inc. Nevada has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2012	VIBE RECORDS, INC. NEVADA

	By:	/s/ Timothy J. Olphie
Timothy J. Olphie
CEO and President